UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 29, 2019

FactSet Research Systems Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-11869	13-3362547
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

601 Merritt 7

Norwalk, Connecticut 06851

(Address of principal executive offices)

(203) 810-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On March 29, 2019, FactSet Research Systems Inc. (“FactSet”), entered into a credit agreement (the “Credit Agreement”) between FactSet, as the borrower, PNC Bank, National Association, Bank of America, N.A. and HSBC Bank USA, National Association (as the “Lenders”) and PNC Bank, National Association, as the administrative agent (the “Administrative Agent”).  The description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement attached hereto as Exhibit 10.1.

Available Credit Facility

The Credit Agreement provides for a $750,000,000 revolving credit facility (the “Revolving Credit Facility”). FactSet may request borrowings under the Revolving Credit Facility until its maturity date of March 29, 2024. The Credit Agreement also allows FactSet, subject to certain requirements, to arrange for additional borrowings for an aggregate amount of up to $500,000,000, provided that any such request for additional borrowings must be in a minimum amount of $25,000,000. At FactSet’s option, a borrowing may be in the form of a base rate loan or a LIBOR rate loan.

Borrowing

On March 29, 2019, FactSet borrowed $575,000,000 in the form of a LIBOR rate loan (the “Loan”) under the Revolving Credit Facility. The Loan was used by FactSet to retire its outstanding debt under a credit agreement between FactSet, as the borrower, and PNC Bank, National Association, as the lender, dated March 17, 2017. The proceeds of the Loan made under the Credit Agreement may be used for permitted acquisitions and general corporate purposes. The Loan matures on March 29, 2024. There are no prepayment penalties in the event that the Company elects to prepay the Loan prior to its scheduled maturity date. The principal balance is payable in full on the maturity date.

Lenders and Ratable Share of Commitment

PNC Bank, National Association	46.67%
Bank of America, N.A.	43.33%
HSBC Bank USA, National Association	10%

Interest and Fees

Borrowings under the Loan bear interest on the outstanding principal amount at a rate equal to the daily LIBOR rate plus a rate spread based on a pricing grid. The current rate spread is 0.875%. Interest on the Loan is payable quarterly in arrears and on the maturity date.

FactSet is required to pay to the Administrative Agent (for the account of each Lender in accordance of their Ratable Share of Commitment) a commitment fee based on the daily amount by which the unused Revolving Credit Facility exceeds the borrowed amount.

Debt issuance costs incurred by FactSet, such as legal costs to review the Credit Agreement, administrative agent fees and upfront Lender fees, were approximately $0.9 million. FactSet capitalized such fees as loan origination fees, which will be amortized ratably over the term of the Credit Agreement.

Loan Covenants

The Credit Agreement contains covenants restricting certain FactSet activities, which are usual and customary for this type of loan. These covenants restrict FactSet’s ability to:

●	create, incur, assume, or suffer to exist any lien upon any property, assets or revenues, whether now owned or subsequently acquired, other than permitted liens;
●	make non-short-term investments;
●	create, incur, assume or allow to exist any indebtedness, other than permitted indebtedness;
●	make fundamental changes to the assets of the business;
●	make any disposition or enter into any agreement to make any disposition of assets, other than in the ordinary course of business and permitted dispositions;
●	declare or make, directly or indirectly, any restricted payment, except as permitted under the Credit Agreement;
●	change the nature of its business;
●	enter into any transaction of any kind with any affiliate other than on an arm’s length basis; and
●	use loan proceeds to purchase or carry margin stock.

In addition, the Credit Agreement requires that FactSet must maintain a consolidated net leverage ratio, as measured by Consolidated Funded Indebtedness less Unrestricted Domestic Cash (capped at $75,000,000) divided by Consolidated EBITDA, below a specified level as of the end of each fiscal quarter.

Events of Default

Events of default under the Credit Agreement include non-payment, breach of covenants, material misrepresentations, cross-default events, insolvency, inability to pay debts, judgments in excess of the threshold amount, an ERISA event, invalidity of loan documents, and change of control.

Retirement of Debt

In conjunction with FactSet’s entrance into the Credit Agreement on March 29, 2019, FactSet retired its outstanding debt under a credit agreement between FactSet, as the borrower, and PNC Bank, National Association, as the lender, dated March 17, 2017. The total principal amount of the loan outstanding at the time of retirement was $575.0 million. The maturity date on the outstanding loan was March 17, 2020 and there were no prepayment penalties.

Item 9.01 Financial Statements and Exhibits

(a)	Exhibits.

Exhibit No.	Description
10.1	Credit Agreement, dated as of March 29, 2019, between FactSet Research Systems Inc. and PNC Bank, National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FACTSET RESEARCH SYSTEMS INC. (Registrant)

Date: March 29, 2019	By:	/s/ Helen L. Shan
Helen L. Shan
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

Exhibit No.	Description

10.1

Credit Agreement, dated as of March 29, 2019, between FactSet Research Systems Inc. as the borrower, PNC Bank, National Association, Bank of America, N.A. and HSBC Bank USA, National Association, as the Lenders